Exhibit 99

GORMAN-RUPP REPORTS DOUBLE-DIGIT SALES AND EARNINGS GROWTH FOR 2005
Mansfield, Ohio – February 16, 2006 – The Gorman-Rupp Company (AMEX:GRC) reports record net sales of $231,249,000 for the year ended December 31, 2005, a 13.6% increase over net sales of $203,554,000 during 2004. Net income increased 17.5% to $10,903,000 during 2005 compared to $9,277,000 in 2004. Earnings per share were $1.02 during 2005 compared to $0.87 during 2004.
Record sales in 2005 reflected double-digit percentage increases in commercial, municipal and international sales, principally from the Company’s Mansfield Division. Sales to most markets improved over 2004.
Net sales during the fourth quarter 2005 were $64,123,000 compared to $50,927,000 in 2004, an increase of 25.9%. Net income increased 26.2% to $3,237,000 during the same period compared to $2,565,000 during 2004, equal to earnings per share of $0.30 and $0.24 respectively.
The Company’s record backlog of orders at December 31, 2005 was $94.1 million compared to $69.0 million at the end of 2004, an increase of 36.4%. The record backlog includes an increase in orders at the Company’s subsidiary Patterson Pump Company of approximately $20.0 million, an increase of 43.2% over 2004.
All of the Company’s subsidiaries and divisions were profitable during 2005. In particular, Patterson Pump Company earnings during the fourth quarter were much improved over the previous three quarters. The material weakness in internal controls identified during 2004 at Patterson has been remediated.
The Company remains financially strong with no bank debt at December 31, 2005.
President and CEO Jeffrey Gorman stated, “2005 was a much-improved and solid growth year for the Company. We are especially encouraged by the growth in international sales. The Patterson Pump Company has made substantial progress and its improved contribution is expected to continue during 2006. The record backlog at year-end is also a very positive sign as we move into the new year.”
David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1477
For information contact Robert E. Kirkendall, Senior Vice President & CFO, Telephone 419) 755-1294.
The Gorman-Rupp Company is a manufacturer of pumps and related equipment for water, wastewater, construction, industrial, petroleum, original equipment, agricultural, fire and government applications.

Exhibit 99

The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Statements of Income
(Thousands of dollars, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(unaudited)
	2005	2004	2005	2004

Net sales	$64,123	$50,927	$231,249	$203,554
Cost of products sold	50,613	40,278	184,178	161,129

Gross Profit	13,510	10,649	47,071	42,425

Selling, general and administrative expenses	8,536	7,446	30,368	28,999

Operating Income	4,974	3,203	16,703	13,426

Other income (expense) — net	(4)	495	435	926

Income Before Income Taxes	4,970	3,698	17,138	14,352
Income taxes	1,733	1,133	6,235	5,075

Net Income	$3,237	$2,565	$10,903	$9,277

Basic and Diluted Earnings Per Share	$0.30	$0.24	$1.02	$0.87
The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Balance Sheets
(Thousands of dollars)

	December 31,	December 31,
	2005	2004

Assets

Cash and short-term investments	$11,540	$18,898
Accounts receivable	41,473	32,988
Inventories	52,403	38,234
Deferred income taxes and other current assets	5,085	6,854

Total Current Assets	110,501	96,974

Property, Plant and Equipment — net	51,505	54,812
Other	17,535	13,887

Total Assets	$179,541	$165,673

Liabilities and Shareholders’ Equity

Accounts payable	$9,835	$6,615
Accrued liabilities and expenses	18,384	14,497

Total Current Liabilities	28,219	21,112

Postretirement Benefits	23,255	22,334

Deferred Income Taxes	1,019	329

Shareholders’ Equity	127,048	121,898

Total Liabilities and Shareholders’ Equity	$179,541	$165,673

Shares outstanding	10,685,697	10,682,697